Exhibit 99.1
Concierge Technologies Enters Into Stock Purchase Agreement To Acquire Wainwright Holdings Inc.

VALLEY CENTER, CA / September 19, 2016 / Concierge Technologies, Inc. (CNCG) (the "Company"), today announced that it has entered into a definitive agreement with Wainwright Holdings Inc. (“Wainwright”) and certain shareholders of Wainwright to acquire shares of Wainwright representing approximately 97% of the issued and outstanding shares. Prior to the closing, the Company intends to make offers to acquire the remaining shares. If the Company acquires 100% of the issued and outstanding shares of Wainwright, based on a valuation of $85 million and a per share price of Company common stock of $0.0845, the Company will issue 818,799,976 shares of Company common stock and 9,354,118.85 shares of Company preferred stock in exchange for the Wainwright shares.
Wainwright was formed as the holding company of Ameristock Corporation, an investment adviser formed in 1995 by Nicholas Gerber, Andrew Ngim, and Robert Nguyen, as the adviser to The Ameristock Mutual Fund, a large cap equity fund. Wainwright owns United States Commodity Funds LLC (“USCF”), a Commodity Futures Commission registered commodity pool operator, and USCF Advisers LLC(“Advisers”), a Securities and Exchange Commission registered investment advisor, who together have over $4.5 billion in assets under management spread across 12 exchange traded products and funds including United States Oil Fund (ticker USO), United States Natural Gas Fund (ticker UNG), United States Commodity Index Fund (ticker USCI), United States Natural Gas Fund, LP (UNG), United States 12 Month Oil Fund, LP (USL), United States Gasoline Fund, LP (UGA), United States 12 Month Natural Gas Fund, LP (UNL), United State Brent Oil Fund, LP (BNO), United States Short Oil Fund, LP (DNO), United States Diesel-Heating Oil Fund, LP (UHN), United States Copper Index Fund (CPER) and United States Agriculture Index Fund (USAG), and the Stock Split Index Fund (ticker TOFR).
Nicholas Gerber, CEO and principal shareholder of Concierge Technologies and Wainwright commented, "I am exceptionally happy to finally bring together Wainwright and Concierge. It is a deal I have been dreaming about for some time that will align the overlapping interests of the principal shareholders of both Concierge and Wainwright all in one place for the first time ever. Once this is done, we can grow both companies by expanding our current businesses and by looking for other profitable established firms with management in place that have a need for ownership change. Actions speak louder than words.  It is one thing to say Concierge is a good home for firms, it is another to show it by actually bringing Wainwright into it."
The planned acquisition remains contingent upon various conditions being met before closing, including the receipt of an independent valuation and fairness opinion for the benefit of the Concierge shareholders, the approval by Concierge shareholders, and the receipt by the selling Wainwright shareholders of certain information from Concierge, as well as meeting regulatory requirements that are usual and customary for transactions of this nature. The steps required to close the transaction are expected to happen before the end of 2016.
As a result of the transaction, current shareholders of Wainwright will become shareholders of Concierge. Mr. Gerber, along with certain family members and certain other Wainwright shareholders, currently own the majority of shares in Concierge as well as Wainwright. Following the closing of this transaction, he and those shareholders will continue to own the majority of Concierge voting shares.

About Concierge Technologies, Inc.
Concierge Technologies, Inc. operates through its wholly-owned subsidiaries Gourmet Foods, Ltd. in Tauranga, New Zealand, (acquired August 11, 2015) a commercial-scale manufacturer and distributor of New Zealand gourmet meat pies marketed under brand names “Pat’s Pantry” and “Ponsonby Pies” throughout area supermarkets and convenience stores; Brigadier Security Systems, (acquired on June 2, 2016) an alarm installation and monitoring firm in Saskatoon Canada; and Kahnalytics, Inc. (launched in 2015) a US based provider of live streaming mobile video, vehicle tracking and driver behavior data  Management is actively seeking the acquisition of established enterprises with a high likelihood of profitability to add to its growing, diverse portfolio of operating businesses.
About Wainwright Holdings Inc.
Wainwright was founded in March 2004 as the holding company or Ameristock Corporation, an investment adviser to The Ameristock Mutual Fund, Inc., a registered 1940 Act large cap value equity fund. Wainwright no longer owns Ameristock Corporation. In May 2005, USCF was formed as a wholly-owned subsidiary of Wainwright. USCF is a registered commodity pool operator with the Commodity Futures Trading Commission and a member of the National Futures Association. In June 2013, Advisers was formed as a wholly-owned subsidiary of Wainwright, and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Together USCF and Advisers manage 12 exchange trade products and funds.
This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.
For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company's website or at www.sec.gov.
For more information about Concierge Technologies, Inc. and its subsidiaries:
Concierge Technologies, Inc.: www.conciergetechnology.net
Nicholas Gerber, CEO: ngerber@conciergetechnology.net
David Neibert, CFO: dneibert@conciergetechnology.net
Tel: 866.800.2978 ext. 3
For additional information regarding USCF and Advisers funds, write: ALPS Distributors, Inc. 1290 Broadway, Suite 1100, Denver, CO 80203, or call 1-800-920-0259